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                                                                    Exhibit 99.8

                          LIFE SCIENCES RESEARCH, INC.
                                    PMB #251
                             211 EAST LOMBARD STREET
                                    BALTIMORE
                                 MARYLAND 21202




        October 2001

To: [Name of Director]
Huntingdon Life Sciences Group Plc
Woolley Road
Alconbury
Huntingdon
Cambridgeshire
PE28 4HS


Dear Sir:

Re:   PROPOSED EXCHANGE OFFER FOR SHARES IN HUNTINGDON LIFE SCIENCES GROUP
PLC (THE "COMPANY")

Life Sciences Research, Inc. (the "Offeror") has agreed to make an exchange offer (the "Exchange Offer") to securities' holders in the Company (the "Shareholders") substantially on the terms of the attached press release, subject to any minor amendments agreed by the Company's financial advisers and together with such additional terms and conditions as may be required to comply with the rules of the US Securities and Exchange Commission, the securities or Blue Sky authorities in each state or other jurisdiction of the United States in which the Exchange Offer is to be made and/or the OTC Bulletin Board quotation service owned and operated by Nasdaq Stock Market, Inc, the London Stock Exchange plc and the City Code on Takeovers and Mergers which it is intended to release at 1.00 p.m. today. If the Exchange Offer is made and completed as currently anticipated, existing holders of the Company's ordinary shares ("Ordinary Shares") and American Depository Shares ("ADSs") will exchange their securities in the Company for common stock of the Offeror in a transaction registered under the United States Securities Act of 1933 (the "1933 Act") and pursuant to any relevant Blue Sky laws. This letter agreement and the making of the Exchange Offer are conditional on the release of the press release before 31 October 2001. In consideration of the Offeror agreeing to make the Exchange Offer, you hereby agree (subject to the above condition) as set out in this letter (the "Letter Agreement").

1. Irrevocable undertakings in connection with the Exchange Offer.

You hereby irrevocably and unconditionally undertake, as several obligations:
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1.1   Acceptance of Offer. To exchange or procure the exchange of all Ordinary
      Shares and ADSs currently owned by you as set forth in the Schedule in this letter (which you confirm to be all the Ordinary Shares and ADSs in the Company owned by you) and any additional Ordinary Shares or ADSs' issued to you or in respect of which you become the owner after the date of this letter (the "Shares") for shares in the Offeror (the "Consideration Shares") on the terms set out in the offer document to be circulated to the Shareholders in connection with the Exchange Offer (the "Offer Document"). For the purposes of this letter, "owned" shall mean all issued Ordinary Shares or ADSs in the Company in which you are interested (for the purposes of Part VI of the Companies Act 1985) and have all relevant authority to accept (or procure the acceptance of) the Exchange Offer in relation thereto.

1.2 Acceptance Documents. Not later than seven days after the posting of the Offer Document or, if later, within five business days of the acquisition of any additional Shares you shall, as appropriate, (i) deliver to the Offeror or as the Offeror may direct a duly completed form of acceptance, together with the share certificate(s) and/or other document(s) of title and/or evidence of authority in accordance with the terms of the Exchange Offer designated in the Offer Document and (ii) deliver to the Offeror or as the Offeror may direct a letter of transmittal with respect to any ADSs (the "Acceptance Documents").

1.3 Irrevocable acceptance. Not to withdraw any acceptance effected in accordance with paragraph 1.2, notwithstanding that the terms of the Exchange Offer may confer upon accepting Shareholders the right to withdraw under certain circumstances.

2.    REPRESENTATIONS AND WARRANTIES

You represent and warrant to the Offeror that:

2.1 Valid Title. You are the registered and beneficial owner of the Shares with no restrictions on your voting rights and with all relevant authority to accept (or procure acceptance of) the Exchange Offer in respect of the Shares. You confirm that neither the whole nor any part of your interest in the Shares is subject to any lien, charge or encumbrance.

2.2 Non-Contravention. The execution, delivery and performance by you of this Letter Agreement and the consummation of the transactions contemplated hereby (i) are within your power and authority and have been duly authorised by all necessary action, (ii) require no action by or in respect of or filing with any governmental body, agency, official or authority and (iii) do not and will not contravene or constitute a default under, or give rise to a right of termination, cancellation or acceleration of any right or obligation under, any provision of applicable law or regulation or of any agreement, judgment, injunction, order, decree, or other instrument binding on you or result in the imposition of any lien on any of your assets. No further consent, approval or authorisation of any governmental agency or other person is required by you for entry into and the performance of your


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      obligations under this Letter Agreement except for applicable requirements, if any, of Section 13 of the Exchange Act, and the rules and regulations thereunder and under any applicable Blue Sky laws. To the extent that any of the Shares are not registered in your name you will procure the registered holder(s) to act in accordance with the terms of this Letter Agreement. If this Letter Agreement is being executed in a representative or fiduciary capacity, the person signing this Letter Agreement has full power and authority to enter into and perform such Letter Agreement provided it is consistent with such fiduciary duties.

2.3 Binding Effect. You have duly executed and delivered this Letter Agreement, which constitutes your valid and binding agreement enforceable against you in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity.

2.4 Total Shares. You are the registered and beneficial owner of the number of Shares set opposite your name in the Schedule. The shares constitute all of the Shares owned of record or beneficially owned by you at the date of this Letter Agreement.

2.5 Conditionality. Provided that it is consistent with your fiduciary duties or any duties arising under the City Code on Takeovers and Mergers you agree to use all reasonable endeavours to ensure that (at all reasonable times following the release of the press release and before the Exchange Offer becomes unconditional in all respects or lapses) the Offeror and its advisers are provided with such information regarding the Company, its subsidiaries and subsidiary undertakings (as those terms are defined in the Companies Act 1985 (as amended) as may be reasonably necessary to enable the Offeror to establish whether or not the conditions of the Exchange Offer are satisfied provided that nothing in this paragraph 2.5 shall require the disclosure of any information which in the reasonable opinion of the Board of the Company is business sensitive information which is reasonably likely to be damaging to the Company if it were given to a competing offeror.

3.    COVENANTS

You covenant and agree as several obligations that:

3.1 No Proxies for or Encumbrances in respect of Shares. Except pursuant to the terms of this Letter Agreement or the Acceptance Documents, you shall not prior to the Exchange Offer closing or lapsing, without the prior written consent of the Offeror, directly or indirectly, (i) appoint a proxy or enter into any agreement or arrangement with respect to the voting of your Shares or (ii) sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment transfer, encumbrance or other disposition of, any of the Shares. You shall not seek or solicit any such sale, assignment, transfer, encumbrance or other disposition or any such contract, option or other arrangement or assignment or understanding and agree to notify the Offeror promptly, provided it is consistent with your fiduciary

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      duties, if you are approached or solicited, directly or indirectly, by any person with respect to any of the foregoing. Notwithstanding the foregoing, it is understood by the Offeror that you may transfer all or substantially all of your interest in the Shares to one or more Trusts or similar entities not within your control prior to completion of the Exchange Offer, and that nothing herein shall be deemed to restrict such transfers in any way, provided that the Trustee or other person who shall then have voting or dispositive power over the Shares shall enter into an irrevocable undertaking substantially identical to this Letter Agreement.

3.2 No Shopping. Provided it is consistent with your fiduciary duties and subject to the last sentence of Section 3.1, and save pursuant to any obligations disclosed to the Offeror prior to the date hereof you shall not directly, or indirectly (i) solicit, initiate or encourage (or authorise any person to solicit, initiate or encourage) any inquiry, proposal or offer from any person to (x) acquire the business, property or capital stock of the Company or any direct or indirect subsidiary thereof, or any acquisition of a substantial equity interest in, or a substantial amount of the assets of, the Company or any direct or indirect subsidiary thereof, whether by merger, purchase of assets, tender offer or other transaction or (y) to enter into any action which is likely to commit the Company or any direct or indirect subsidiary thereof to any material contractual obligation or contingent liability, in each of the cases referred to in sub paragraphs (x) or (y) which are or are likely to be material in the context of the Huntingdon Group taken as a whole, or (ii) vote in favour of any resolution, initiate any discussion or negotiations regarding, or knowingly furnish to any other person any information with respect to, or otherwise knowingly cooperate in any way with facilitate or encourage any effort or attempt by any other person to do or seek any of the foregoing. Provided it is consistent with your fiduciary duties, you shall promptly advise the Offeror of the terms of any communications you may receive relating to any of the foregoing.

3.3 Recommendation. You will as a director recommend acceptance of the Exchange Offer to the Shareholders but subject always to your fiduciary duties as a director and any duties arising under the City Code on Takeovers and Mergers.

3.4 Conduct. You will not, provided in each case it is consistent with your fiduciary duties, (i) take, agree or commit to take any action that would make any representation or warranty given hereunder inaccurate in any material respect as of any time prior to the termination of this Letter Agreement, or (ii) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time, or (iii) make any statement or take any action which to your knowledge may be prejudicial to the success of the Exchange Offer.

3.5 Insider Trading. You acknowledge that knowledge of the proposed Exchange Offer could constitute price sensitive information and you agree that you shall comply at all times with all applicable laws, regulations or codes regarding dealings in shares by insiders. Without prejudice to the generality of the foregoing, you will not purchase or otherwise voluntarily acquire any additional Shares prior to the public
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      announcement of the Exchange Offer other than in accordance with any of the Huntingdon Share Option Schemes (as that term is defined in the Offer Document).

3.6 Disclosure. You hereby permit the Offeror to publish and disclose in the Offer Documents your identity and ownership of the Shares and the nature of your commitments, arrangements and understandings under this Letter Agreement to the extent required under the City Code on Takeovers and Mergers and any other applicable law or regulation. You acknowledge that this undertaking will be available to the public while the Exchange Offer is open for acceptance in accordance with the provisions of the City Code on Takeovers and Mergers. The Offeror will promptly amend any such public disclosure in the event Shares are transferred as contemplated in Section 3.1, to reflect the new beneficial ownership thereof.

3.7 Information. Provided it is consistent with your fiduciary duties, you shall promptly give all information and any assistance as may be reasonably required for the preparation of the Offer Document and all related documents and shall immediately notify the Offeror of any material change in the accuracy of any information previously given by you.

3.8 Confidentiality. You will keep secret and except as may be required by any applicable law, regulation or the City Code on Takeovers and Mergers or with our prior consent, you shall not disclose to any person the possibility of the Exchange Offer, its terms or any information relating to the Offeror or the existence or terms of this undertaking (other than to your fellow directors and professional advisers). This obligation shall cease to apply if and to the extent that the Exchange Offer has been made public by the Offeror or the Company provided that such publication shall not entitle you to disclose any information that is not then in the public domain.

3.9 Consent. As a Director of the Company, you consent to the issue of the attached press announcement (subject to any minor amendments to it which may be made with the consent of the Company's financial adviser) and confirm that all the statements of fact contained in the announcement relating to you and the Shares owned by you are true and accurate in all material respects and not misleading in any material respect.

3.10 Board Meeting. You will, on the business day following the date on which the Exchange Offer becomes or is declared unconditional in all respects, convene (or join in convening) a meeting of the directors of the Company at which resolutions will be approved to appoint such person(s) as director(s) of the Company as are nominated by the Offeror and shall not vote in favour of any resolution proposing the appointment of any other person(s) as director(s) of the Company without our prior consent.

3.11 Conditionality. It is understood that your obligations hereunder are conditional on the conduct of the Exchange Offer as a registered offer under the 1933 Act and it
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      being conducted in accordance with the provisions of the City Code on
      Takeovers and Mergers and any other applicable law or regulation.

4.    MISCELLANEOUS

4.1 Additional Agreements. You shall use all reasonable efforts to take, or cause to be taken, all action and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Letter Agreement.

4.2   Termination.    All obligations under this Letter Agreement shall lapse
      and this Letter Agreement shall terminate:-

      (i) if the Offer lapses or is withdrawn without having become or been declared unconditional in all respects; or

      (ii)  if the Offer Document has not been posted by 30 November 2001.

4.3 Specific Performance. You acknowledge that if for any reason you fail to accept or procure the acceptance of the Exchange Offer or you fail to perform any of your other obligations under this Letter Agreement, damages alone would not be an adequate remedy. Accordingly, you acknowledge and agree the Offeror shall be entitled to apply for specific performance to enforce your performance of this Letter Agreement. This provision is without prejudice to any other rights that the Offeror may have against you for any failure to perform your obligations under this Letter Agreement.

4.4 Time of the Essence. Any time, date or period mentioned in this Letter Agreement may be extended by mutual agreement but as regards any time, date or period originally fixed or as extended, time shall be of the essence.

4.5 Notices. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by telecopy, or by registered or certified mail (postage prepaid, return receipt requested) to you at your address set forth in the Schedule.

4.6 Governing Law. This Letter Agreement shall be construed in accordance with and governed by the laws of England and Wales and you hereby irrevocably submit to the jurisdiction of the English courts.

Kindly confirm your acknowledgement of this Letter Agreement by signing below.
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Yours faithfully,


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For and on behalf of Life Sciences Research, Inc.

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I confirm my agreement as set out above.








 .......................................
[Name of Director]